Exhibit 23.1

                              CONSENT OF COUNSEL


We hereby consent to the reference to us in the Prospectus constituting part of this Pre-Effective Amendment No. 1 to Registration Statement on Form S-1, under the captions "The Risks You Face - If the Master Fund Fails to Satisfy the "Qualifying Income" Exception, All of Its Income Will Be Subject to an Entity Level Tax in the United States, Which Could Result in a Material Reduction in Cash Flow and After Tax Return to the Fund's Shareholders and Thus Could Result in a Substantial Reduction in the Value of the Shares," "Material U.S. Federal Income Tax Considerations" and "Legal Matters."



New York, New York                       /s/  Sidley  Austin  Brown & Wood LLP
                                         --------------------------------------
June 24, 2005                            Sidley Austin Brown & Wood LLP